UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2014

SONUS NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34115	04-3387074
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4 Technology Park Drive, Westford, Massachusetts	01886
(Address of principal executive offices)	(ZIP Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On June 27, 2014, Sonus Networks, Inc. (the “Company”), entered into a credit agreement (the “Credit  Agreement”) by and among the Company, as Borrower, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders from time to time party thereto. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.  The Credit Agreement provides for a revolving credit facility of up to $40 million, and provides that the Company may select the interest rates under the credit facility equal to (1) the Eurodollar Rate (which is defined as (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period plus 1.5% per annum; and (2) for any interest calculation with respect to a Base Rate Loan on any date, the highest of (a) the Federal Funds Rate plus ½ of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the monthly Eurodollar Rate plus 1.00%.

Borrowings under the Credit Agreement may be used for the general corporate purposes of the Company and its subsidiaries, including, without limitation, working capital, acquisitions, dividends and stock repurchases, to the extent permitted under the Credit Agreement.

The Company has agreed to pay a 0.15% commitment fee on the unused commitments available for borrowing.

The obligations of the Company under the Credit Agreement are guaranteed by Sonus International, Inc., Sonus Federal, Inc., Network Equipment Technologies, Inc., and Performance Technologies, Incorporated (collectively, together with the Company, the “Loan Parties”) pursuant to a Master Continuing Guaranty, and are secured by the assets of the Loan Parties pursuant to a Security and Pledge Agreement.

The Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type. The negative covenants include limitations on liens, indebtedness, fundamental changes, dispositions, restricted payments, investments, transactions with affiliates, certain restrictive agreements and compliance with sanctions laws and regulations. The amount of cash and Cash Equivalents of the Loan Parties, subject to certain exclusions, cannot be less than an aggregate amount of $100 million at any time.  The credit facility will become due on June 27, 2015, subject to acceleration upon certain specified events of default, including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, an ERISA Event, the failure to pay specified indebtedness, and a change of control default.

The forgoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current

Report on Form 8-K related to the Company’s entry into the Credit Agreement, is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

See the Exhibit Index attached to this Report, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONUS NETWORKS, INC.

Date: June 30, 2014	By:	/s/ Mark T. Greenquist
Mark T. Greenquist
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Credit Agreement, dated as of June 27, 2014 by and among Sonus Networks Inc., as borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders from time to time party thereto.

10.2

Security and Pledge Agreement, dated as of June 27, 2014 by and among Sonus Networks, Inc., Sonus International, Inc., Sonus Federal, Inc., Network Equipment Technologies, Inc., Performance Technologies, Incorporated and Bank of America, N.A., as Administrative Agent.

10.3	Master Continuing Guaranty, dated as of June 27, 2014 by and among Sonus Federal, Inc., Network Equipment Technologies, Inc., Performance Technologies, Incorporated and Sonus International, Inc.